SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NEWPARK RESOURCES, INC.

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Proxy Solicitation

Subsequent to the mailing of its Definitive Proxy Statement dated April 25, 2012, Newpark Resources, Inc. (“Newpark” or the “Company”) retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain shareholders for the Annual Meeting. The cost of such services is estimated to be $10,000, plus reimbursement of out-of-pocket expenses. In addition, certain of the Company’s officers and employees (who will receive no extra compensation for their services) may solicit proxies.

Additional Information

The company supplements the Definitive Proxy Statement with the following additional information.

Institutional Shareholder Services, Inc., a proxy advisory firm (“ISS”), has recommended a “no” vote on Proposal No. 2 (Advisory Vote on Executive Compensation) contained in our Definitive Proxy Statement dated April 25, 2012. We strongly disagree with their current assessment. In 2011, ISS recommended a vote FOR our executive compensation proposal. We believe that the sole reason for the change in recommendation is that Newpark failed to remove a 1280G tax gross up benefit in connection with the promotion of our Chief Accounting Officer to the position of CFO. We do not believe that this recommendation is consistent with published guidance and does not take into account the fact that this “benefit” is scheduled to expire, without further Board action, early in 2013. In comparison, Glass Lewis & Co., also a proxy advisory firm, recommended a vote in favor of our executive compensation proposal.

Background

During 2011 we promoted our Chief Accounting Officer (Gregg Piontek) to CFO upon the departure of the incumbent. In connection with the promotion we extended an employment agreement to Mr. Piontek to recognize the new position. Mr. Piontek’s employment contract does not include any change-in-control severance provisions. Rather, Mr. Piontek is (and has been since 2008) covered under our executive change-in-control severance policy. That severance policy has, since 2008, included a 280G gross-up provision that applies to a very limited number of executives and is scheduled to expire in April 2013.

Summary

Under published guidelines, Mr. Piontek’s employment contract should not have been a concern because it includes no change-in-control severance provisions. However, ISS expanded on their published guidelines to arrive at a negative vote recommendation for Newpark. Under their reasoning, our offer of an employment agreement to the Chief Accounting Officer to become our new Chief Financial Officer following the departure of the incumbent should have been conditional on our new CFO waiving his right to the 280G gross-up provided through the separate, pre-existing change-in-control severance program.

We are disappointed that ISS took such a formulaic approach to assessing our executive pay program. By treating a four-year-old 280G gross-up provision slated to expire in 2013 as a “trip wire,” ISS failed to give any weight to other factors, such as:

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Newpark needed to promptly fill the CFO position. The Company needed to move quickly to address the vacancy at the CFO level, in part to reassure markets that there were no questions regarding its financial reporting, and confirm that there would be a seamless transition. Delaying the announcement of Mr. Piontek’s appointment while the Compensation Committee tried to negotiate with Mr. Piontek to give up this benefit (which, as noted earlier, is contained in a separate agreement from his employment agreement), would have placed the shareholders in greater jeopardy than any perceived risk of “overcompensation.”

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The 280G gross-up provision is scheduled to expire in early 2013. The 280G gross up provision (in place since 2008) covers a very limited list of executives at Newpark for a limited period, and was the product of thoughtful deliberation by the Compensation Committee with the assistance of its compensation consultant. Because the majority of the executive team at Newpark was new to the company and their positions in 2008, the impact of the 280G tax (golden parachute tax) was particularly punitive. Based on the way this tax is calculated, we determined that the impact would lessen over time. For that reason, the Compensation Committee designed this benefit to terminate, without further action required by the Committee, five (5) years from the time it was granted.

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We believe that Newpark’s programs are well aligned with performance. In reaching its recommendation, ISS apparently ignored the overall design and implementation of Newpark’s executive compensation plan, and the very successful efforts of our Compensation Committee to create significant alignment between performance and pay. While we don’t entirely agree with the ISS methodology for assessing alignment of performance and pay, we do note that ISS rated our program “Low Risk” on Pay for Performance, finding that our pay program for 2011 resulted in CEO pay below the median for the ISS peer group and well below our level of performance relative to the ISS peer group:

¡	CEO Pay: 47th percentile for 2011, and 24th percentile for the past three years on average.

¡	TSR Performance: 100th percentile for 2011, and 68th percentile for the past 3 years.

For the reasons listed above, we strongly disagree with the recommendation of ISS to vote against Newpark’s advisory executive compensation proposal, and ask that stockholders consider voting in favor of Proposal No. 2.